As filed with the Securities and Exchange Commission on April 7, 2000
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   ----------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                                   ----------

                             STARWOOD FINANCIAL INC.
             (Exact Name of Registrant as Specified in its Charter)


             MARYLAND                                     95-6881527
   (State or Other Jurisdiction             (I.R.S. Employer Identification No.)
of Incorporation or Organization)

1114 Avenue of the Americas, 27th Floor
       New York, New York                                          10036
(Address of Principal Executive Offices)                         (Zip Code)


              STARWOOD FINANCIAL INC. 1996 LONG-TERM INCENTIVE PLAN
                            (Full Title of the Plan)

                                   ----------

                                  Jay Sugarman
                             Starwood Financial Inc.
                     1114 Avenue of the Americas, 27th Floor
                            New York, New York 10036
                    (Address of Principal Executive Offices)

                                 (212) 930-9400
          (Telephone Number, Including Area Code, of Agent For Service)

                                 with a copy to:
                                James B. Carlson
                              Mayer, Brown & Platt
                                  1675 Broadway
                               New York, NY 10019
                                   ----------

                         CALCULATION OF REGISTRATION FEE

                                                                   Proposed            Proposed
                                                                   Maximum              Maximum             Amount of
     Title of Securities to be            Amount to be          Offering Price         Aggregate           Registration
             Registered                    Registered           Per Share (1)     Offering Price (1)           Fee
------------------------------------ -----------------------  ------------------  ------------------    ------------------
Common Stock, $.001 par value           5,426,269 shares(2)         $17.625            $95,637,991             $25,248

==================================== =======================  ================== =====================  ==================

(1) Pursuant to Rule 457(h)(1) estimated solely for the purpose of computing the registration fee on the basis of the average of the high and low prices reported in the consolidated reporting system for the shares of common stock on March 31, 2000.
(2) Pursuant to Rule 416 of the Securities Act of 1933, as amended, the registration statement also covers such additional shares as may be issued to prevent dilution of the shares covered hereby resulting from stock splits, stock dividends and similar transactions.

                                     PART II


                             INFORMATION REQUIRED IN
                           THE REGISTRATION STATEMENT

Item 3.  Incorporation of documents by reference.

         The following documents of Starwood Financial Inc. (the "Company") and its predecessor, Starwood Financial Trust (the "Predecessor") which are on file with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated by reference herein and shall be deemed to be a part hereof:

         (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1999;

         (b) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A,
              File No. 1-15371, dated October 5, 1999.

         All documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be deemed incorporated by reference in this Registration Statement and to be a part of it from the date of filing those documents.

         For purposes of this Registration Statement, any statement contained in a report, document or appendix incorporated or deemed incorporated by reference in this Registration Statement will be deemed modified or superseded to the extent that a statement contained in this Registration Statement or in any subsequently filed report, document or appendix which also is or is deemed incorporated by reference modifies or supersedes that statement in that report, document or appendix. Any statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

         Upon the written or oral request of any person to whom this Registration Statement has been delivered, we will provide without charge to that person a copy of any of the information (excluding exhibits unless such exhibits are specifically incorporated by reference into such information) that has been incorporated by reference into this Registration Statement but not delivered with it. Requests should be directed to Investor Relations at the following address and telephone number:

         Starwood Financial Inc., 1114 Avenue of the Americas, 27th Floor, New York, New York 10036 (212) 930-9400.


Item 4.  Description of Securities.

         Not applicable.


Item 5.  Interests of Named Experts and Counsel.

         Not applicable.


Item 6.  Indemnification of Directors and Officers.

         As permitted by the MGCL, Article VII of our Charter (the "Charter") provides for the limitation of the liability of our directors and officers as follows:

                  To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no director or officer of the Corporation shall be personally liable to the Corporation or its Stockholders for money damages. No amendment of the Charter of the Corporation or repeal of any of its provisions shall limit or eliminate the limitation on liability provided to directors and officers hereunder with respect to any act or omission occurring prior to such amendment or repeal. In addition to any Maryland statute limiting the liability of directors or officers of a Maryland corporation, no director or officer of the Corporation shall be liable to the Corporation or to any director for any act or omission of any other director, stockholder, officer, or agent of the Corporation or be held to any personal liability whatsoever in tort, contract, or otherwise in connection with the affairs of this Corporation except only that arising from his own willful violation of the provisions of this Charter or of the Bylaws which violation is materially against the interests of the stockholders and results in material harm to such interests, or gross negligence in the performance of his or her duties.

         As permitted by the MGCL, our Charter provides for indemnification of our directors and officers as follows:

                  The Corporation shall indemnify (i) its directors and officers, whether serving the Corporation or, at its request, any other entity, to the full extent required or permitted by the General Laws of the State of Maryland now or hereafter in force, including the advance or reimbursement of reasonable expenses as incurred (including reasonable attorneys fees) under the procedures and to the full extent permitted by law and (ii) other employees and agents to such extent as shall be authorized by the Board or the Corporation's Bylaws and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled. The Board may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such Bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of the Charter or repeal of any of its provisions shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

         Section 12.1 of our Bylaws implements the Indemnification provisions of our Charter. The Bylaws state that, to the maximum extent permitted by Maryland law, as amended from time to time, the Company shall indemnify and hold harmless, and pay or reimburse reasonable expenses in advance of final disposition of a proceeding, to each director and officer.

         Section 2-418 of the MGCL permits the charter of a Maryland corporation to include a provision limiting the liability of directors and officers to the corporation and its stockholders for money damages, except when it is established that (i) the act or omission was material to the matter giving rise to the proceeding and either (a) was committed in bad faith, or (b) was the result of active and deliberate dishonesty, (ii) the person actually received an improper benefit or profit in money, property or services, or (iii) in the case of any criminal proceeding, the trustee has reasonable cause to believe that the omission was unlawful.

         As permitted under Section 2-418 of the MGCL, we have purchased and maintain insurance on behalf of our directors and officers against any liability asserted against such directors and officers in their capacities as such, whether or not we would have the power to indemnify such persons under the provisions of Maryland law governing indemnification.

         We have also entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements provide that we will indemnify the directors and executive officers to the fullest extent permitted under law against certain liabilities (including settlements) and expenses actually and reasonably incurred by them in connection with any threatened or pending legal action, proceeding or investigation to which any of them is, or is threatened to be, made a party by reason of their status as a director, officer or agent of Starwood Financial, or by reason of their serving at our request; provided that the director or executive officer acted in a manner determined in good faith to be within the scope of his authority and to be in our best interest and so long as the director or executive officer was not guilty of gross negligence, misconduct or a breach of his fiduciary obligation in the act or failure to act. We will not indemnify the director and executive officer to the extent prohibited by our Charter or Section 2.418 of the MGCL. If an amendment to the Charter or Section 2.418 of the MGCL with respect to removal of limitations on indemnification is approved, the indemnification agreements will be amended accordingly. We are not required to indemnify any director or executive officer for liabilities: (1) for which he receives payment under an insurance policy, except for the excess beyond payment under such insurance, or which could have been claimed under an expired insurance policy; (2) based upon or attributable to his gaining in fact any personal profit or advantage to which he is not legally entitled; (3) resulting from an accounting of profits under
Section 16(b) of the Securities Exchange Act of 1934; (4) brought about or contributed to by his dishonesty, willful misconduct or bad faith unless a judgment or other final adjudication adverse to the director or executive officer establishes that he was not guilty of the claimed conduct and that the conduct was not material to the course of the action so adjudicated.


Item 7.  Exemption from Registration Claimed.

         Not Applicable.


Item 8.  Exhibits.

         See Index to Exhibits.


Item 9.  Undertakings.

         The undersigned registrant hereby undertakes:

           1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                        Provided, however, that paragraphs (a)(1)(i) and
                        (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

           2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions of the registrant's articles of incorporation or by-laws or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

           Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 7th day of April, 2000.

                                     STARWOOD FINANCIAL INC.


                                     By:  /s/ Jay Sugarman
                                        ----------------------------------
                                        Name:  Jay Sugarman
                                        Title: Chief Executive Officer and
                                                  President

                                POWER OF ATTORNEY

           Each person whose signature appears below hereby constitutes and appoints Jay Sugarman and Spencer B. Haber and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


           Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in their respective capacities on the 7th day of April, 2000.


                   Name                                         Title                                 Date
                   ----                                         -----                                 ----

    /s/ Barry S. Sternlicht                 Chairman of the Board of Directors             April 7, 2000
---------------------------------------
     Barry S. Sternlicht

    /s/ Jay Sugarman                        Chief Executive Officer and President          April 7, 2000
---------------------------------------
     Jay Sugarman

    /s/ Spencer B. Haber                    Executive Vice President - Finance and         April 7, 2000
---------------------------------------     Chief Financial Officer, Director
     Spencer B. Haber

    /s/ Willis Andersen, Jr.                                   Director                    April 7, 2000
---------------------------------------
     Willis Andersen, Jr.

    /s/ Jeffrey G. Dishner                                     Director                    April 7, 2000
---------------------------------------
     Jeffrey G. Dishner

    /s/ Jonathan D. Eilian                                     Director                    April 7, 2000
---------------------------------------
     Jonathan D. Eilian

    /s/ Madison F. Grose                                       Director                    April 7, 2000
---------------------------------------
     Madison F. Grose

    /s/ Robert W. Holman, Jr.                                  Director                    April 7, 2000
---------------------------------------
     Robert W. Holman, Jr.

    /s/ Robin Josephs                                          Director                    April 7, 2000
---------------------------------------
     Robin Josephs
    /s/ Merrick R. Kleeman                                     Director                    April 7, 2000
---------------------------------------
     Merrick R. Kleeman

    /s/ William M. Matthes                                     Director                    April 7, 2000
----------------------------------------
     William M. Matthes

    /s/ John G. McDonald                                       Director                    April 7, 2000
------------------------------------
     John G. McDonald


                                      II-6



                   Name                                         Title                                 Date
                   ----                                         -----                                 ----

    /s/ Michael G. Medzigian                                   Director                    April 7, 2000
--------------------------------------
     Michael G. Medzigian

    /s/ Stephen B. Oresman                                     Director                    April 7, 2000
--------------------------------------
     Stephen B. Oresman

    /s/ George R. Puskar                                       Director                    April 7, 2000
------------------------------------
     George R. Puskar

    /s/ Kneeland C. Youngblood                                 Director                    April 7, 2000
-------------------------------
     Kneeland C. Youngblood


                                INDEX TO EXHIBITS

   Exhibit
    Number          Description of Exhibit
   --------         ----------------------

    5               Opinion of Ballard Spahr Andrews & Ingersoll, LLP

    23.1            Consent of PricewaterhouseCoopers LLP

    23.2 Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in its opinion filed as Exhibit 5 hereto)

    25 Powers of Attorney (included on the signature page of the registration statement)

                                                                       EXHIBIT 5
                                                                       ---------

                                [BSAI LETTERHEAD]

                                     [DRAFT]





                                                                    FILE NUMBER
                                                                       877882


                                         April 7, 2000

Starwood Financial Inc.
27th Floor
1114 Avenue of the Americas
New York, New York 10036

                  Re:  Starwood Financial Inc.:  Registration
                       Statement on Form S-8
                       --------------------------------------

Ladies and Gentlemen:

         We have served as Maryland counsel to Starwood Financial Inc., a Maryland corporation (the "Company"), in connection with certain matters of Maryland law arising out of the registration of 5,426,269 shares (the "Shares") of common stock, $.001 par value per share, of the Company ("Common Stock") covered by the above-referenced Registration Statement, and all amendments thereto (the "Registration Statement"), filed on or about the date hereof with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "1933 Act"). The Shares are issuable by the Company upon the exercise of options (the "Options") to be granted by the Company pursuant to the Company's 1996 Long-Term Incentive Plan (the "Plan"). Capitalized terms used but not defined herein shall have the meanings given to them in the Registration Statement.

         In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the "Documents"):

              1. The Registration Statement, including the form of the Plan included therein;

              2. The charter of the Company (the "Charter"), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the "SDAT");

Starwood Financial Inc.
April 7, 2000
Page 2

              3. The Bylaws of the Company, certified as of the date hereof by an officer of the Company;

              4. A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

              5. Resolutions adopted by the Board of Directors of the Company (the "Resolutions"), certified as of the date hereof by an officer of the Company;

              6. A certificate executed by an officer of the Company, dated the date hereof; and

              7. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

         In expressing the opinion set forth below, we have assumed the following:

              1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

              2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

              3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party's obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

              4.   Any Documents submitted to us as originals are authentic.
         The form and content of any Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. Any Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

Starwood Financial Inc.
April 7, 2000
Page 3


              5. Upon issuance of any of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue and the Shares will not be issued or transferred in violation of any restriction or limitation contained in the Charter.

              6. The issuance of the Options and the Shares will be duly authorized by the Board of Directors of the Company (the "Board") at a duly called meeting, at which a quorum is present and acting throughout, or by unanimous written consent of the Board (the "Corporate Proceedings").

              7. Each Option will be duly authorized and validly granted in accordance with the Plan and exercised in accordance with its terms at the time of any exercise of such Option.

         Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

              1. The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

              2. Upon completion of the Corporate Proceedings, the Shares will be duly authorized for issuance and, when and if issued and delivered against payment therefor in accordance with the Charter, the resolutions authorizing their issuance and the Plan, will be validly issued, fully paid and nonassessable.

         The foregoing opinion is limited to the substantive laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

Starwood Financial Inc.
April 7, 2000
Page 4


         This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement and, accordingly, may not be relied upon by, quoted in any manner to, or delivered to any other person or entity (except Mayer, Brown & Platt, counsel to the Company, in connection with any opinion rendered by it on the date hereof relating to the Shares) without, in each instance, our prior written consent.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

                                         Very truly yours,

                                         Ballard Spahr Andrews & Ingersoll

                                                                    Exhibit 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 6, 2000 relating to the financial statements and financial statement schedules of Starwood Financial Inc., which appears in Starwood Financial Inc.'s Annual Report on Form 10-K for the year ended December 31, 1999.



PricewaterhouseCoopers LLP

New York, NY
April 4, 2000